EXHIBIT 10.119

                                  March 1, 2005

Mr. Gregory C. Henkel
32462 Seven Seas Drive
Monarch Beach, CA 92629

Dear Mr. Henkel:

I am pleased to offer you the position of Controller of HiEnergy Technologies, Inc. ("Company") effective March 1, 2005. This agreement supersedes any previous agreement. Your employment is subject to the following terms and conditions:

      1. Your duties and responsibilities will consist of those usually discharged by Controllers of publicly traded startup companies including but not limited to product pricing, profit planning, profit planning, forecasting, budgeting, financial ratio analysis, short, intermediate and long term financing and negotiations associate therewith. Your particularly important responsibility will be the audit and financial sections of SEC filings as well as the selection of financial personnel, in coordination with the Board of Directors and myself.

      2. Your tasks will be defined and assigned to you solely by me on behalf of the Board of Directors. You will be reporting to me on a weekly basis and periodically to the Board of Directors.

      3. a). Your annual salary will be $200,000, of which $125,000 will be paid bi-weekly in cash and $75,000 will be deferred compensation to be paid in the form of three Promissory Notes one due April 6, 2005, one due August 6, 2005, and one due January 6, 2006 each for $25,000, bearing 5% interest, provided you are then an employee on the issue dates; and

            b). In the event the Company files a registration statement on S-8, the Company has the option to prepay your services with S-8 stock with value equivalent to six (6) months of the above stated salary, the pro-rata portion of which would be refundable to the Company if you were to voluntary resign or be fired for cause.

      4. Your remuneration will be subject to review on or about July 6, 2005.

      5.You will receive payment of your deferred salary promissory note dated
            January 6, 2005, plus accrued interest upon your acceptance of this Letter Agreement;

      6. If terminated without cause, the Company would pay you severance pay in an amount equivalent to six (6) months of your salary at the time of such termination.

      7. The Company hereby retracts any previous offer for stock options and will grant you a non-qualified option as of March 1, 2005 to purchase 500,000 shares of common stock of the Company, exercisable at a price of $0.72 per share. The option will vest 60% on April 6, 2005 and fully vest on July 6, 2005. However, the option will immediately vest if the Company is acquired or sold via a merger or acquisition transaction, or any other transaction that results in a change in the corporate ownership structure. The term of said option shall be six (6) years.

      8. Where applicable, you will participate in the Company's incentive stock option plan, the amount of which shall be determined under standard procedures and policies.

      9. The Company will provide you with the Company's full healthcare medical benefits insurance premiums for its employees at no cost for you and your family, as well as any additional benefits offered to employees.


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      10.   You will receive coverage under the Company's D&O policy, and the
            Company shall make every effort to ensure that the policy remains in full force and effect during your time of employment.

      11. The Company will grant you no less than four (4) weeks paid vacation (excluding holidays), and ten (10) days for sick leave, which can be used against illness or other personal matters. Any unused vacation days or sick leave cannot be accrued or rolled over, and shall not be considered compensation.

      12. The Company will make timely reimbursements for any pre-approved expenses incurred by you on its behalf, including cellular phone services, as well as pre-approved tuition reimbursement for continuing education and professional certification courses directly related to your position.

      13. You agree to neither require, nor demand, any additional remuneration other than that provided for in this letter agreement. You agree to forfeit any fees which would otherwise be paid to you as a consultant, regardless if you are responsible for securing any strategic partnership with proprietary contacts or funding sources. However, the Company will consider extraordinary contributions when making a determination as to bonuses or awards granted to employees based on merit.

      14. You will preserve Company confidential information in accordance with established Company agreement on the proprietary policies and procedures, a copy of which has been provided to you and signed by you and which represents an integral part of this Employment Letter-Agreement.

The Company is herewith obligated to meet the above terms and conditions upon your acceptance of employment, with exception to any equity based compensation, the issuance of which shall be subject to an approval by the Company's Board of Directors.

This letter shall be governed by the laws of the State of California (without giving effect to internal choice of law rules). The terms of this letter agreement may be modified only by a writing signed by both parties. Oral modifications are not enforceable. To the extent of any inconsistency, this agreement shall supersede any previous agreement.

I hope you will find this offer attractive and the creative climate of the company stimulating, such that your talents will manifest at their best.

Please confirm your acceptance of the offer by cosigning this letter below.

                                                Sincerely,


                                                HiEnergy Technologies, Inc.

                                                /s/ Bogdan Castle Maglich
                                                -------------------------
                                                Bogdan Castle Maglich
                                                Chairman & CEO

In acceptance of the above terms:


/s/ Gregory C. Henkel
---------------------                           -------------------
Gregory C. Henkel                               Date


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